Exhibit 99.1

Carrollton Bancorp Reports a 69% Decrease in Second Quarter Net Income Due to Increased Provisions for Loan Loss and Increased FDIC Premiums and Also Announced a $0.04 Quarterly Dividend

BALTIMORE--(BUSINESS WIRE)--July 27, 2009--Carrollton Bancorp, (NASDAQ:CRRB) the parent company of Carrollton Bank, announced today net income for the second quarter of 2009 of $196,000 compared to $627,000 for the second quarter of 2008, a 69% decrease. Net income available to common shareholder for the second quarter of 2009 was $49,000 ($0.02 per diluted share) compared to $627,000 ($0.24 per diluted share) for the second quarter of 2008. Net income for the six month period ended June 30, 2009 totaled $684,000 compared to $1.1 million for the prior year period, a $371,000 decrease or 35%. Net income available to common shareholder for the six months ended June 30, 2009 was $477,000 ($0.19 per diluted share) compared to $1.1 million ($0.39 per diluted share) for the prior year period.

Mr. Robert A. Altieri, President and Chief Executive Officer, stated that “As the banking industry faces unprecedented delinquencies, increased provisions for loan losses and increased FDIC premiums, Carrollton remains well capitalized and poised to be a part of the economic recovery. While there is no question we are disappointed in our second quarter earnings, we believe the increased provisions for loan losses were prudent. We will continue to address credit quality and believe that our aggressive actions and our strong capitalized position will allow us to successfully work through these difficult economic conditions.”

Carrollton Bancorp also announced that the Board of Directors has elected to reduce the third quarter dividend to $0.04 cents per share payable on September 1, 2009 to shareholders of record as of the close of business on August 14, 2009. This represents a 50% reduction in the quarterly dividend. Mr. Altieri stated that “We are fully aware and understand that our shareholders value dividends and that this action will be painful. This was a difficult decision, but, we believe it is the right decision in the long run. During a period of such economic weakness with the probability of continued economic turbulence, and the continued pressure on earnings performance for the foreseeable future, we felt it would be prudent to take this action now.”

Total assets for the period ended June 30, 2009 compared to June 30, 2008 reflect a 7% or $27.5 million increase to $414.7 million. Gross loans increased 13% or $35.4 million from $282.6 million at June 30, 2008 to $318.0 million at June 30, 2009. Investments decreased 13% or $9.5 million to $64.3 million at June 30, 2009. Total deposits increased 15% or $40.3 million to $313.2 million at June 30, 2009 while borrowings decreased 24% or $19.8 million. During the same period, stockholders’ equity increased $4.5 million or 15% to $35.6 million or 8.6% of total assets compared to 8.0% at June 30, 2008. The increase was due primarily to the $9.2 million raised by participation in the Treasury’s Capital Purchase Program through the sale of Series A Preferred Stock, effective February 13, 2009 and net income of $475,000. These increases were partially offset by dividends paid of $1.1 million, repurchase of 13,203 shares of stock of the Company for $125,000, and an increase in accumulated other comprehensive loss of $3.9 million. The increase in accumulated other comprehensive loss was due to the decrease in the fair market value of the available for sale securities partially offset by the increase in the fair market value of the effective cash flow hedge.

The Company recorded a provision for loan losses of $571,000 in the second quarter of 2009 and $99,000 in the second quarter of 2008. The allowance for loan losses represented 1.20% of outstanding loans as of June 30, 2009. Non-performing assets totaled $11.1 million at June 30, 2009 compared to $9.8 million at December 31, 2008 and $11.0 million at March 31, 2009. The increase over the fourth quarter of 2008 was due to commercial real estate as well as consumer loans increasing while being partially offset by payments on impaired loans.

Mr. Altieri stated that “We are pleased with our continued growth in deposits and in loans, but, caution that tempered loan growth is part of the Company’s strategy to manage our asset levels during this period of uncertainty.”

For the quarter ended June 30, 2009, net interest income declined 4% or $149,000 to $3.4 million. The $149,000 decrease in net interest income was due to the 73 basis point decrease in the Company’s net interest margin to 3.47% for the quarter ended June 30, 2009 from 4.20% in the comparable quarter in 2008. This decrease was partially offset by the $55.0 million increase in average interest-earning assets.

Non-interest income continues to be a large contributor to the Company's profitability. The majority of the Company’s non-interest income is derived from three sources: the Bank’s Electronic Banking Division, Carrollton Mortgage Services, Inc. and Carrollton Financial Services, Inc. Non-interest income was $2.1 million for the three months ended June 30, 2009, an increase of $411,000 or 25%, compared to the corresponding period in 2008. This increase was due to the $468,000 increase in mortgage banking fees and gains and the $21,000 increase in Electronic Banking. These increases were partially offset by the $36,000 decrease in service charges and $59,000 decrease in brokerage commissions.

Non-interest expenses were $4.7 million in the second quarter of 2009 compared to $4.2 million in 2008, an increase of $491,000 or 12%. Salaries increased $128,000 due to normal salary increases and increased commissions paid primarily to the loan originators in the mortgage subsidiary. Because of the low interest rates, loan originations due to refinancing of residential loans increased significantly in 2009, compared to the same period in 2008. Other operating expenses increased $509,000 due to the $291,000 increase in the FDIC insurance premiums due to the FDIC special assessment. Also, credit expenses relating to OREO increased $145,000 and various loan expenses, i.e. appraisals, credit reports, and fees related to collection of loans increased $27,000. The Corporate Headquarter and the Operations Center were relocated to Columbia, Maryland. Printing, stationary and various costs related to the move increased in the quarter ended June 30, 2009. These increases were partially offset by the $48,000 decrease in employee benefits, primarily medical expenses, and a $91,000 decrease in professional fees due primarily to a reimbursement of legal fees from the insurance company related to a specific claim.

For the first six months of 2009, net interest income declined $122,000 or 2% to $6.8 million. The $122,000 decrease in net interest income was due to the 65 basis point decrease in the Company’s net interest margin to 3.55% for the six months ended June 30, 2009 from 4.20% for the comparable period in 2008. This was a result of yields on interest earning assets decreasing more rapidly than yields on deposits and borrowing costs. The decrease in net interest income from the decrease in the net interest margin was partially offset by the $56.6 million increase in average interest-earning assets.

For the first six months of 2009, non-interest income was $3.9 million compared to $3.3 million for the same period in 2008, an increase of $566,000 or 17%. This increase was due to the $849,000 increase in mortgage banking fees and gains and was partially offset by the $47,000 decrease in service charges, $145,000 decrease in brokerage commissions, $22,000 decrease in Electronic Banking and the $72,000 decrease in gains on securities sales due to the one time $80,000 gain related to the Visa, Inc. initial public offering that occurred in March 2008.

Non-interest expenses were $9.0 million for the first six months of 2009 compared to $8.6 million for the same period in 2008, an increase of $444,000 or 5%. Salaries increased $241,000 due to normal salary increases and increased commissions paid primarily to the loan originators in the mortgage subsidiary as described above. Other operating expenses increased $301,000 due to the $408,000 increase in the FDIC insurance premiums due to the FDIC special assessment, deposits increasing $40.3 million and the one time assessment credit fully utilized as of December 31, 2008. Also, OREO expenses increased $194,000 and various loan expenses, i.e. appraisals, credit reports, and fees related to collection of loans increased $61,000. These increases were partially offset by $45,000 decrease in employee benefits, primarily medical benefits and the $46,000 decrease in professional fees due to reimbursement of legal fees from the insurance company related to a specific claim. Also, in 2008, there was a $368,000 charge recorded for closing the Wilkens drive-thru.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland. The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release.

A summary of financial information follows. For additional information, contact James M. Uveges, Chief Financial Officer, (410) 536-7308, or visit the Company’s Internet site at www.carrolltonbank.com.

FINANCIAL HIGHLIGHTS
Carrollton Bancorp
	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	%Change	2009	2008	%Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Results of Operations
Net interest income	$3,395,596	$3,544,224	-4%	$6,824,562	$6,946,999	-2%
Provision for loan losses	571,000	99,000	477%	736,000	198,000	272%
Noninterest income	2,056,298	1,645,704	25%	3,872,123	3,305,890	17%
Noninterest expenses	4,654,813	4,163,855	12%	9,025,285	8,580,874	5%
Income taxes	29,933	300,155	-90%	250,927	418,148	-40%
Net income	196,148	626,918	-69%	684,473	1,055,867	-35%
Net income available to common shareholders	$49,150	$626,918	-92%	$477,413	$1,055,867	-55%

Per Share
Diluted net income per common share	$0.02	$0.24	-92%	$0.19	$0.39	-51%
Dividends declared per common share	0.08	0.12	-33%	0.16	0.24	-33%
Book value per common share	13.86	12.05	15%	13.86	12.05	15%
Common stock closing price	5.56	11.75	-53%	5.56	11.75	-53%

At June 30
Short term investments	$4,509,257	$852,569	429%	$4,509,257	$852,569	429%
Investment securities	64,269,859	73,782,062	-13%	64,269,859	73,782,062	-13%
Gross loans (net of unearned income) (a)	318,035,557	282,646,670	13%	318,035,557	282,646,670	13%
Earning assets	390,690,773	360,897,501	8%	390,690,773	360,897,501	8%
Total assets	414,712,573	387,168,502	7%	414,712,573	387,168,502	7%
Total deposits	313,242,951	272,958,684	15%	313,242,951	272,958,684	15%
Shareholders' equity	35,601,667	31,061,455	15%	35,601,667	31,061,455	15%

Common shares outstanding	2,568,588	2,578,191	0%	2,568,588	2,578,191	0%

Average Balances
Short term investments	$5,394,367	$3,516,196	53%	$5,418,836	$3,518,395	54%
Investment securities (b)	71,882,178	68,458,587	5%	72,463,311	63,471,704	14%
Gross loans (net of unearned income) (a)	318,944,458	270,538,997	18%	313,857,625	269,727,170	16%
Earning assets	400,000,872	344,969,277	16%	395,429,596	338,831,801	17%
Total assets	414,626,444	367,017,579	13%	410,016,646	360,683,632	14%
Total deposits	308,026,084	277,000,312	11%	302,710,152	277,994,128	9%
Shareholders' equity	35,909,649	32,879,213	9%	33,820,594	33,784,117	0%

Earnings Ratios
Return on average total assets	0.19%	0.68%	-72%	0.33%	0.59%	-43%
Return on average shareholders' equity	2.18%	7.63%	-71%	4.05%	6.25%	-35%
Net interest margin	3.47%	4.20%	-17%	3.55%	4.20%	-15%

Credit Ratios
Nonperforming assets as a percent of period-end loans and foreclosed real estate	3.82%	2.39%	60%	3.82%	2.39%	60%
Allowance to total loans	1.20%	1.09%	10%	1.20%	1.09%	10%
Net loan losses to average loans	0.16%	0.19%	-16%	0.16%	0.23%	-30%

Capital Ratios (period end)
Shareholders' equity to total assets	8.58%	8.02%	7%	8.58%	8.02%	7%
Leverage capital	9.79%	8.81%	11%	9.79%	8.81%	11%
Tier 1 risk-based capital	11.97%	10.82%	11%	11.97%	10.82%	11%
Total risk-based capital	13.00%	11.85%	10%	13.00%	11.85%	10%

(a) Includes loans held for sale
(b) Excludes market value adjustment on securities available for sale

CONTACT:
Carrollton Bancorp
James M. Uveges, Chief Financial Officer, 410-536-7308